EXHIBIT 99.3
AmeriGas Partners, L.P. and AmeriGas Finance Corp. Commence Cash Tender Offers for their 5.750% Senior Notes due 2027 and 9.375% Senior Notes due 2028
VALLEY FORGE, Pa., — (BUSINESS WIRE) — May 11, 2026 — UGI Corporation (NYSE: UGI) announced today that its subsidiaries, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp., (together with AmeriGas Partners, the “Offerors”) have commenced offers to purchase for cash (i) any and all of the Offerors’ outstanding 5.750% Senior Notes due 2027 (the “2027 Notes”) upon the terms and subject to the conditions set forth in the Offer to Purchase related to the 2027 Notes, dated May 11, 2026, and the related Letter of Transmittal and Notice of Guaranteed Delivery (the “2027 Notes Tender Offer”), and (ii) up to $175,000,000 (the “Tender Cap”) of the Offerors’ outstanding 9.375% Senior Notes due 2028 (the “2028 Notes” and, together with the 2027 Notes, the “Notes”) upon the terms and subject to the conditions set forth in the Offer to Purchase related to the 2028 Notes, dated May 11, 2026 (the “2028 Notes Tender Offer” and together with the 2027 Notes Tender Offer, the “Tender Offers”).
2027 Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on May 15, 2026 (the “2027 Notes Tender Offer Expiration Date”) will be eligible to receive a purchase price of $1,011.18 per $1,000 principal amount of 2027 Notes tendered.
2028 Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on May 22, 2026 (the “2028 Notes Tender Offer Early Tender Deadline”) will be eligible to receive a purchase price of $1,023.44 per $1,000 principal amount of the 2028 Notes tendered. 2028 Notes validly tendered and not validly withdrawn after the 2028 Notes Tender Offer Early Tender Deadline but at or prior to 5:00 p.m., New York City time, on June 9, 2026 (the “2028 Notes Tender Offer Expiration Date” and together with the 2027 Notes Tender Offer Expiration Date, the “Expiration Dates”) will be eligible to receive a purchase price of $993.44 per $1,000 principal amount of the 2028 Notes tendered.
Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the applicable settlement date.

Subject to certain exceptions, tendered 2027 Notes can only be withdrawn before 5:00 p.m., New York City time, on the 2027 Notes Tender Offer Expiration Date, and tendered 2028 Notes can only be withdrawn before 5:00 p.m., New York City time, on the 2028 Notes Tender Offer Early Tender Deadline (together, the “Withdrawal Deadlines”). Following the respective Withdrawal Deadline, holders who have tendered their 2027 Notes or 2028 Notes, as applicable, may not withdraw such Notes unless the Offerors are required to extend withdrawal rights under applicable law.
Substantially concurrently with the commencement of the 2027 Notes Tender Offer, the Offerors will issue a conditional notice of full redemption to redeem any 2027 Notes not purchased in the 2027 Notes Tender Offer and that remain outstanding pursuant to the indenture governing the 2027 Notes. Nothing in this announcement should be construed as a notice of redemption with respect to the 2027 Notes, as any redemption will be made pursuant to a notice of redemption in accordance with the indenture governing the 2027 Notes.
The Offerors expressly reserve the right, in their reasonable discretion, subject to applicable law, to terminate either or both of the Tender Offers at any time prior to the applicable Expiration Date. The Offerors will not be required to purchase any of the corresponding Notes tendered unless certain conditions have been satisfied, including, but not limited to, the Offerors’ successful completion of one or more financing transactions, in an amount sufficient, together with cash received by AmeriGas Partners in connection with an equity contribution by UGI Corporation, originally funded by UGI International, LLC, a wholly owned indirect subsidiary of UGI Corporation, and cash on hand, to (i) fund the purchase of validly tendered 2027 Notes accepted for purchase in the 2027 Notes Tender Offer, and the redemption of any such 2027 Notes remaining thereafter, (ii) fund the purchase up to the Tender Cap of 2028 Notes accepted for purchase in the 2028 Notes Tender Offer, (iii) repay $150 million in outstanding indebtedness under the intercompany loan between AmeriGas Partners and UGI International, LLC and (iv) pay all related fees and expenses associated with the foregoing.
In connection with the Tender Offers, the Offerors have retained BNP Paribas Securities Corp. as the Dealer Manager. Questions regarding the Tender Offers should be directed to BNP Paribas Securities Corp. at dl.us.liability.management@us.bnpparibas.com, Attn: Liability Management Group, or by calling toll-free at (888) 210-4358 or international at (212) 841-3059. Requests for copies of each Offer to Purchase and related documents should be directed to D.F. King & Co., Inc., the Information Agent for the Tender Offers, at (800) 821-2712 (toll-free) or (212) 651-9295. The 2027 Notes Tender Offer documents are also available at www.dfking.com/ugi.
This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any 2027 Notes or 2028 Notes. Any offer to purchase the 2027 Notes or 2028 Notes will be made by means of an Offer to Purchase relating to such Notes and, with respect to the 2027 Notes Tender Offer, a related Letter of Transmittal and Notice of Guaranteed Delivery. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

Cautionary Statements:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Offerors’ intention to purchase any 2027 Notes or 2028 Notes, or plans to engage in any financing transactions. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in AmeriGas Partners’ most recent annual report and in UGI’s filings with the U.S. Securities and Exchange Commission, and in UGI’s and the Offerors’ other communications with investors. UGI and the Offerors disclaim any obligation to update or revise any forward-looking statements.
About AmeriGas Partners
AmeriGas Partners is the largest retail propane marketer in the United States, with approximately 800 million gallons of propane sold annually to over 1.0 million customers from approximately 1,390 locations as of September 30, 2025.
About UGI
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.
INVESTOR RELATIONS
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Source: UGI Corporation